EXHIBIT 99.1

CONTACT:	Michael H. McLamb 727/531-1700	Brad Cohen 203/222-9013
	Chief Financial Officer	Tom Ryan 203/222-9013
	MarineMax, Inc.	Integrated Corporate Relations, Inc.

MARINEMAX REPORTS RECORD FOURTH QUARTER EARNINGS

-	Fourth quarter: same-store sales increased 18%; net income increased 23%

-	Full year: Revenue growth exceeds 12% to $607.5 million; net income increased in excess of 15%

-	Company raises guidance for fiscal 2004

          CLEARWATER, FL, October 23, 2003 — MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, today announced revenue and earnings for its fourth fiscal quarter and fiscal year ended September 30, 2003. The revenue and earnings were the highest ever reported by the Company for a fourth quarter.

          The Company reported a 20% increase in fourth quarter revenue to $163.3 million compared to $135.7 million for the comparable quarter last year. The revenue increase was primarily due to an 18% increase in same-store sales and $4.1 million of revenue attributable to stores opened or acquired that are not yet eligible for the same-store sales base. Net income for the three-month period ended September 30, 2003 increased 23% to $7.6 million, or $0.48 per diluted share, compared to net income of $6.2 million, or $0.40 per diluted share, in the comparable quarter last year.

          For the fiscal year ended September 30, 2003, revenue increased 12.4% to $607.5 million compared to $540.7 million for the fiscal year ended September 30, 2002. The increase in fiscal 2003 revenue resulted from a 6% increase in same-store sales and $35.8 million of revenue attributable to stores opened or acquired that are not yet eligible for the same-store sales base. Net income for the fiscal year ended September 30, 2003 increased 15.3% to $19.7 million, or $1.26 per diluted share, compared to net income of $17.1 million, or $1.10 per diluted share, in the prior fiscal year.

          William H. McGill, Jr., Chairman, Chief Executive Officer and President, stated, “This marks our third consecutive quarter of strong same-store sales growth at a time when the leisure industry continues to feel the impact from both global and domestic economic pressures. Our performance this quarter is especially impressive when you consider that the year ago quarter had double digit same-store sales growth as well. Our continued strong performance can be directly attributed to the core operating strength and focused effort of the passionate MarineMax team.”

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          Mr. McGill added, “During the past fiscal year, we continued to enhance our operating platform. This was done through incremental but important advancements in our service, parts and accessory, finance and insurance businesses combined with two strategic acquisitions. Additionally, we strengthened our balance sheet, which was already the strongest in our industry. The strengthening of our operating platform and our balance sheet ensure that we are well poised for future growth.”

          Mr. McGill concluded, “While the past several quarters of positive same-store sales growth give us reason to be optimistic, we also recognize that we are entering the seasonal slow period for our industry and that the economy remains uncertain. Accordingly, we believe that it is prudent to maintain a cautious outlook. As we begin fiscal 2004, we remain committed to revenue and earnings growth and believe MarineMax is well positioned to exceed the expectations of our customers, team members and shareholders.”

          Based on current business conditions, MarineMax is raising its previously announced fiscal 2004 guidance from the range of $1.15 to $1.25 to the range of $1.26 to $1.36 per diluted share.

          Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, and Hatteras, the Company sells new and used recreational boats and related marine products and provides yacht brokerage service through its Motor Yachts division. The Company currently operates 65 retail locations in Alabama, Arizona, California, Colorado, Delaware, Florida, Georgia, Minnesota, Nevada, New Jersey, North Carolina, Ohio, South Carolina, Texas and Utah. MarineMax is a New York Stock Exchange-listed Company.

          Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include expectations regarding the strength of our products and the performance of our team; the advantages of the acquisition of Sundance Marine, Inc.; our position in the boating market; our ability to continue long-term growth and increase shareholder value; and our earnings guidance for fiscal 2003 and fiscal 2004. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the ability to accomplish goals and strategies, the success of the acquisition program, synergies expected from acquisitions, anticipated service revenue enhancements, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities Exchange Commission.

(table follows)

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Results of Operations
(Amounts in thousands except per share data)
(Unaudited)

	For the Three-Month		For the Year Ended
	Period Ended September 30,		September 30,

	2003	2002	2003	2002

Revenue	$163,290	$135,742	$607,501	$540,716
Cost of sales	117,118	98,568	459,729	416,137

Gross profit	46,172	37,174	147,772	124,579
Selling, general, and administrative expenses	32,848	26,786	113,299	95,567

Income from operations	13,324	10,388	34,473	29,012
Interest expense, net	940	355	2,471	1,264

Income before income taxes	12,384	10,033	32,002	27,748
Income tax provision	4,768	3,862	12,321	10,683

Net income	$7,616	$6,171	$19,681	$17,065

Basic net income per common share:	$0.50	$0.40	$1.28	$1.12

Diluted net income per common share:	$0.48	$0.40	$1.26	$1.10

Weighted average number of common shares used in computing net income per common share:
Basic	15,385,488	15,285,493	15,377,873	15,270,827

Diluted	15,950,257	15,588,763	15,671,470	15,540,973

(table follows)

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited amounts in thousands, except share and per share data)

	September 30,	September 30,
	2003	2002

ASSETS
CURRENT ASSETS:
Cash	$10,508	$4,323
Accounts receivable	21,757	14,268
Inventories	165,382	164,121
Prepaids and other current assets	4,127	3,613
Current deferred tax asset	—	213

Total current assets	201,774	186,538
Property and equipment, net	71,899	64,016
Goodwill and other intangible assets, net	53,144	49,589
Other long-term assets	810	1,003

Total assets	$327,627	$301,146

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$12,402	$9,283
Customer deposits	9,924	9,149
Accrued expenses	14,629	15,772
Short-term borrowings	97,000	95,000
Current maturities of long-term debt	2,344	1,908

Total current liabilities	136,299	131,112
Other liabilities	—	502
Deferred tax liability	5,273	4,485
Long-term debt, net of current maturities	19,999	19,857
STOCKHOLDERS’ EQUITY:
Preferred stock, $.001 par value, 1,000,000 shares authorized, none issued or outstanding at September 30, 2003 and 2002	—	—
Common stock, $.001 par value; 24,000,000 shares authorized, 15,385,488 and 15,285,704 shares issued and outstanding at September 30, 2003 and 2002, respectively	15	15
Additional paid-in capital	65,235	64,037
Retained earnings	100,806	81,156
Treasury stock, at cost, 2,349 shares held at September 30, 2002	—	(18)

Total stockholders’ equity	166,056	145,190

Total liabilities and stockholders’ equity	$327,627	$301,146

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